Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Provides Update on INM-089 in the Treatment of Dry Age-Related Macular Degeneration

●	Small molecule drug acting as a preferential signaling ligand for CB1/CB2

●	Delivers improved retinal pigment epithelium integrity, neuroprotection and photoreceptor improvement in in vivo preclinical disease model

Vancouver, BC – April 16, 2024 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a leader in the research, development, manufacturing, and commercialization of rare cannabinoids and proprietary cannabinoid analogs, today announced additional preclinical data for INM-089 further demonstrating positive pharmacological effects targeting dry Age-Related Macular Degeneration (“AMD”).

Dr. Eric Hsu, SVP of Preclinical Research and Development, stated, “We are very excited with the data from recent preclinical studies demonstrating both significant functional and pathological improvements from INM-089 in the AMD model. While a few treatment options are currently available, their efficacy is limited and may be associated with several undesirable side effects. We see an opportunity for INM-089 to slow the progression and to fill a significant gap in the treatment of this chronic disease.”

Recent Preclinical Data

Data from a recent proof of concept study indicates that INM-089 may be more effective as a therapeutic treatment for dry AMD compared to neovascular, or wet, AMD. More specifically, data suggests INM-089 may be an important candidate for geographic atrophy (“GA”) which is common in more advanced cases of dry AMD, affecting the center of the macula.

In vivo preclinical studies in AMD disease models demonstrated the following significant outcomes for INM-089:

●	neuroprotection of photoreceptors as well as improved photoreceptors function;

●	improved integrity of retinal pigment epithelium; and

●	reduction in extracellular autofluorescent deposits, a hallmark of dry AMD.

Previously, it was demonstrated that INM-089 preserved retinal function and improved the thickness of the outer nuclear layer of the retina, where photoreceptors are located, in an in vivo AMD disease model.

Importance of CB1/CB2 Receptors

INM-089 is proprietary small molecule compound acting as a preferential signaling ligand of cannabinoid receptor 1 (“CB1”) and cannabinoid receptor 2 (“CB2”). CB1 and CB2 receptors are both part of the endocannabinoid system that is found throughout the human body and is responsible for many homeostatic functions. CB1 receptors are primarily located in the brain and central nervous system, while CB2 receptors are involved in modulating neuroinflammation and immune responses.

Dry AMD – Unmet Medical Need

AMD is a ‘back of the eye’ disease in which a small area in the central portion of the retina, known as the macula, is damaged. AMD affects the central vision and the ability to see fine details. People with advanced AMD in both eyes cannot recognize faces, read, nor drive. Dry AMD is the most common form, accounting for 85-90% of all AMD cases and is a leading cause of blindness in the developed world. Dry AMD is caused by waste proteins and lipids (oily material) that begin to accumulate due to poor circulation and poor waste-flushing in the eye. The advanced stage of dry AMD is referred to as Geographic Atrophy, with approximately 5 million patients globally suffering from GA. The prevalence of GA is projected to continue to rise in the coming years, with an estimated 18.5 million cases globally by the year 2040.(1)

Next Steps- Advancing Development Activities

InMed has engaged a Contract Development and Manufacturing Organization (“CDMO”) to assist in scale-up manufacturing process development of the active pharmaceutical ingredient (“API”). Furthermore, development work on drug product formulation continues internally to support the next stages of development activities.

Additional preclinical activities are on-going to further understand the mechanism of action including receptor interactions and drug metabolism and pharmacokinetics (“DMPK”) studies.

References:

(1)	Global prevalence of age-related macular degeneration and disease burden projection for 2020 and 2040: a systematic review and meta-analysis

About InMed:

InMed Pharmaceuticals is a global leader in the manufacturing, development and commercialization of rare cannabinoids and proprietary cannabinoid analogs. We are a clinical-stage company developing a pipeline of proprietary cannabinoid-analog therapeutics and dedicated to delivering new treatment alternatives to patients that may benefit from cannabinoid-based pharmaceutical drugs. For more information, visit www.inmedpharma.com.

Investor Contact:

Colin Clancy

Vice President, Investor Relations

and Corporate Communications

T: +1 604 416 0999

E: cclancy@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “potential”, “possible”, “would” and similar expressions. Such statements, based as they are on current expectations of management, inherently involve numerous risks, uncertainties and assumptions, known and unknown, many of which are beyond our control. Forward-looking information is based on management's current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Without limiting the foregoing, forward-looking information in this news release includes, but is not limited to, statements about: the efficacy of INM-089, INM-089’s ability to treat AMD, marketability and uses for INM-089, the results of further studies into INM-089 and the further development of InMed’s AMD program.

Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s stand-alone business is disclosed in InMed’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.

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